For Further Information Contact:



                                         Donald F. Holt, Sr. Vice President and
                                         Chief Financial Officer
                                         (717) 231-5704

FOR IMMEDIATE RELEASE

KEYSTONE FINANCIAL REPORTS IMPROVED THIRD QUARTER RESULTS

     HARRISBURG, PA, Oct. 16 -- Keystone Financial, Inc. (NASDAQ, NM: KSTN), the third largest bank holding company headquartered in Pennsylvania, today reported operating results for the third quarter and nine months ended September, 30, 1998.

     Third quarter net income reached $25,581,000 or 50 cents per basic share, compared with $24,600,000, or 48 cents per basic share for the same period last year. Net income for the nine-month period totaled $74,998,000 or $1.46 per basic share versus $62,353,000 or $1.21 per basic share in 1997. Results for the nine months ended September 30, 1997 included the impact of special merger and portfolio restructuring charges that reduced net income by $8.6 million, or 16 cents per basic share. For the first nine months of 1998, return on average assets was 1.46 percent and return on average equity was 14.72 percent.

     Assets at the close of the third quarter reached $6.9 billion, consisting primarily of loans totaling $4.6 billion. Total deposits were $5.1 billion at September 30, 1998.

     "Fee-based revenues remain strong," Carl L. Campbell, chairman and chief executive officer, said. "However, overall revenue growth is still a concern as net interest margins continue to narrow. We are studying ways to generate greater profitability, and are focusing on both expanding revenues through improving our execution of relationship banking, and lowering our costs by boosting operating efficiency."

     Keystone Financial, Inc., with assets of approximately $6.9 billion, has seven member banks -- American Trust Bank, N.A., Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA; -- which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., an investment management services provider; Keystone Financial Mortgage Co.; Keystone Brokerage, Inc., offering full-service investment planning and discount brokerage; MMC&P, a retirement benefit services firm; and a 24 hours a day, seven days a week Telephone Banking Center.

     For more information, visit the company's web site on the Internet at www.keyfin. com.


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Keystone Financial, Inc.
Financial Highlights (Unaudited)


                           For the Three Months Ended  For the Nine Months Ended
                           --------------------------  -------------------------
                               9/30/98       9/30/97     9/30/98     9/30/97(a)
                           -----------    -----------  ----------    ----------
Net income                  $25,581,000   $24,600,000  $74,998,000   $62,353,000

Basic Earnings Per Share         $.50          $.48        $1.46          $1.21

Diluted Earnings Per Share       $.50          $.47        $1.44          $1.19

Average shares outstanding   51,368,000    51,834,000   51,540,000    51,596,000


(a)   Includes  the  impact  of  second   quarter  1997  merger  and   portfolio
restructuring charges which reduced net income by $8.6 million, or 16 cents per share.